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                                  PRESS RELEASE


FOR IMMEDIATE RELEASE:                               CONTACT:

CompX International Inc.                             David A. Bowers
5430 LBJ Freeway, Suite 1700                         President & CEO
Dallas, Texas 75240                                  Tel. 864-286-1122

               COMPX REPORTS FIRST QUARTER 2004 OPERATING RESULTS

Dallas, TEXAS ... April 29, 2004 ... CompX International Inc. (NYSE: CIX) announced today sales of $53.1 million for the first quarter of 2004 and net income of $1.6 million, or $0.10 per diluted share. This represents an increase in sales of 4% from $51.0 million in the prior year quarter. For the comparable 2003 quarter, the Company reported net income of $600,000, or $0.04 per diluted share.

Certain items affecting the comparability of CompX's first quarter results in 2003 and 2004 are discussed below.

o Fluctuations in currency exchange rates favorably impacted net sales by $2.5 million; however the impact on net income was insignificant. The impact on net sales is primarily due to relative changes in the US dollar to euro and Canadian dollar exchange rates.
o In the first quarter of 2003, the consolidation of the two plants in Kitchener, Ontario resulted in $400,000 of expenses included in cost of goods sold ($0.02 per diluted share, net of income tax benefit).

"As we expected, our cost reduction activities are having a favorable impact as indicated by the marked improvement in our operating results," commented David
A. Bowers, President & CEO. "Additionally, 2004's positive beginning reflects diligent efforts to eliminate unprofitable business in our slide segments through value engineering, price increases, moving production to lower cost facilities and targeted improvement in manufacturing processes."

Security Products Segment
The CompX Security Products segment experienced a 2% increase in net sales to $18.8 million and a 5% increase in operating income to $2.3 million in the first quarter of 2004 over the same quarter last year. The improvement in operating income resulted from a more favorable product mix as well as the benefit of cost reduction efforts. Performance in this segment continues to be a strong contributor with operating income of 12.5% of net sales, due in part to the broad scope of markets served with our various lock products.

Waterloo  Segment
Net sales for the Waterloo segment increased 4% to $24.7 million in the first quarter of 2004 from $23.8 million in the first quarter in 2003. The increase is primarily attributable to fluctuations in currency exchange rates as well as increases in certain slide product prices. Operating income for this segment was $350,000 in the first quarter of 2004 as compared to $450,000 in the prior year quarter. Operating income comparison to the prior year for this segment was affected by price increases, by unfavorable 2004 relative changes in currency exchange rates of $700,000 and the previously mentioned 2003 plant consolidation costs of $400,000.

Thomas Regout
Segment Net sales for the Thomas Regout segment increased 9% to $9.6 million in the first quarter of 2004 from $8.8 million in the first quarter of 2003. The increase is due to relative changes in currency exchange rates, which favorably impacted net sales by $1.4 million, offset in part by the effect of lower volumes of precision slide shipments to European office furniture manufacturers. The first quarter of 2004 operating income for this segment was breakeven compared to an operating loss of $900,000 in 2003. The improvement in operating income was primarily from the cost reduction benefits achieved as a result of the restructuring activity initiated in 2003. The impact of relative changes in currency exchange rates on operating income comparisons was not significant for this segment.

Mr. Bowers concluded, "Our first quarter results are an encouraging step forward and demonstrate the benefits of the initiatives undertaken over the past two years. We expect to continue those efforts while we focus on releasing new products and developing new, more profitable markets with those products. In addition, we continue to evaluate strategic alternatives for our Thomas Regout operations, some of which could result in additional charges in the future."

Liquidity and Cash Flow
Cash provided by operating activities improved to $3.4 million for the quarter compared to $1.5 million in the prior year. The improvement in cash provided by operating activities was due to the improved operating results and the efficient management of working capital. During the first quarter of 2004, the Company utilized a portion of its cash balance to reduce debt by $12.0 million.

CompX is a leading manufacturer of precision ball bearing slides, security products and ergonomic computer support systems.

Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management's belief and assumptions using currently available information. Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, CompX continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, demand for office furniture, service industry employment levels, competitive products and prices, fluctuations in currency exchange rates, the introduction of trade barriers, potential difficulties in integrating completed acquisitions and other risks and uncertainties detailed in CompX's Securities and Exchange Commission filings. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecast or expected. CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

                                    * * * * *

COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(Unaudited)


                                                         Three months ended
                                                              March 31,
                                                    ----------------------------
                                                       2003               2004
                                                    ---------          ---------



Net sales                                           $  51.0            $  53.1

Cost of goods sold                                     42.2               43.0
                                                    ----------------------------

Gross profit                                            8.8               10.1

Selling, general and administrative                     7.0                7.4
                                                    ----------------------------

Operating income                                        1.8                2.7

Interest expense                                       (0.3)              (0.2)

Interest income                                         0.1                -

Currency transaction exchange gain (loss)              (0.6)               0.2
                                                    ----------------------------

Income before income taxes                              1.0                2.7

Income tax expense                                      0.4                1.1
                                                    ----------------------------

Net income                                          $   0.6            $   1.6
                                                    ============================



Net income per diluted common share                 $   0.04           $   0.10
                                                    ============================

Weighted average diluted common
  shares outstanding                                   15.1               15.1
                                                    ============================

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)


                                                            December 31,          March 31,
                                                                2003                2004
                                                         -----------------     --------------
                        Assets                                                   (Unaudited)
Current assets:

   Cash and equivalents                                     $      21.7          $      12.4

   Accounts receivable, net                                        25.7                 27.4

   Inventories                                                     26.3                 24.3

   Prepaid expenses and other                                       6.5                  5.4
                                                            -----------          -----------

       Total current assets                                        80.2                 69.5

Intangibles                                                        45.3                 44.8

Net property and equipment                                         83.2                 79.5

Other assets                                                        0.8                  0.5
                                                            -----------          -----------

         Total assets                                       $     209.5          $     194.3
                                                            ===========          ===========



         Liabilities and Stockholders' Equity

Current liabilities:

   Accounts payable and accrued liabilities                 $      24.0          $      21.4

   Accrued income taxes and other                                   0.5                  0.5
                                                            -----------          -----------

       Total current liabilities                                   24.5                 21.9

Long-term debt                                                     26.0                 14.1

Other non-current liabilities                                       4.6                  3.8

Stockholders' equity                                              154.4                154.5
                                                            -----------          -----------

         Total liabilities and stockholders' equity         $     209.5          $     194.3
                                                            ===========          ===========